UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Riverview Financial Corporation

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RIVERVIEW FINANCIAL CORPORATION

3901 NORTH FRONT STREET

HARRISBURG, PENNSYLVANIA 17110

(717) 957-2196

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 14, 2018

TO THE SHAREHOLDERS OF RIVERVIEW FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Riverview Financial Corporation (the “Corporation”) will be held at the Toftrees Golf Resort and Conference Center, One Country Club Lane, State College, Pennsylvania, 16803, on Thursday, June 14, 2018 at 10:00 a.m., local time, for the purpose of considering and voting upon the following matters:

1.	The election of five (5) Class 2 directors to serve for a three-year term and until their successors are elected and qualified;

2.	To approve an advisory, non-binding resolution regarding executive compensation (“Say on Pay”);

3.	The ratification of the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2018; and

4.	The transaction of such other business as may be properly brought before the meeting and any adjournment or postponement of the meeting.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for directors listed in the attached proxy statement; “FOR” the advisory, non-binding resolution regarding executive compensation; and “FOR” the ratification of the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2018.

Only those shareholders of record, at the close of business on April 16, 2018, are entitled to receive notice of and to vote at the meeting.

Riverview encourages you to vote your shares in advance of the Annual Meeting so that your shares will be represented and voted at the Annual Meeting if you cannot attend in person and are eligible to vote. You may vote by signing and returning your proxy card by mail in the enclosed postpaid envelope, by telephone, via the internet or by attending the meeting and voting your shares in person.

We cordially invite you to attend the meeting. Your proxy is revocable, and you may withdraw it at any time. You may deliver notice of revocation or deliver a later dated proxy to the Secretary of the Corporation before the vote at the meeting.

Enclosed is a copy of Riverview Financial Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2017.

BY THE ORDER OF THE BOARD OF DIRECTORS

Melinda Aungst

Secretary

3901 North Front Street

Harrisburg, Pennsylvania

May 2, 2018

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting to be Held on June 14, 2018:

Our Proxy Statement on Schedule 14A, form of proxy card and 2018 Annual Report on Form 10-K are available at: https://riverviewbankpa.com/ by clicking on the Investor Relations link.

PROXY STATEMENT

Dated and to be mailed on or about May 2, 2018

RIVERVIEW FINANCIAL CORPORATION

3901 NORTH FRONT STREET

HARRISBURG, PENNSYLVANIA 17110

(717) 957-2196

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 14, 2018

PROXY STATEMENT

Date, Time and Place of Annual Meeting

The Annual Meeting of the shareholders of Riverview Financial Corporation (the “Corporation”) will be held on Thursday, June 14, 2018, at 10:00 a.m. at the Toftrees Golf Resort and Conference Center, One Country Club Lane, State College, Pennsylvania, 16803. Only shareholders of record at the close of business on April 16, 2018 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the meeting.

Proposals to be Voted on at the Annual Meeting

At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters:

•	Election of five (5) Class 2 directors of the Corporation, to serve for a three-year term and until their successors are elected and qualified;

•	To approve an advisory, non-binding resolution regarding executive compensation (“Say on Pay”);

•	Ratification of the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2018; and

•	Transaction of such other business as may be properly brought before the meeting and any adjournment or postponement of the meeting.

Solicitation of Proxies

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Corporation for the 2018 Annual Meeting of Shareholders. This proxy statement and the related proxy card are first being distributed on or about May 2, 2018. The Corporation will bear the expense of soliciting proxies. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Corporation will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to owners of the Corporation’s Common Stock. In addition to the solicitation of proxies by mail, directors, officers and employees of the Corporation and its subsidiaries may, without additional compensation, solicit proxies in person, by telephone, and through other means of communication.

Riverview encourages you to vote your shares by proxy, telephone or internet in advance of the Annual Meeting so that your shares will be represented and voted at the Annual Meeting if you cannot attend in person and are eligible to vote. You may vote by signing and returning the enclosed proxy card by mail in the enclosed postpaid envelope, by telephone, by internet or by attending the Annual Meeting and voting in person.

If you hold shares in street name with a bank or broker, it is important that you instruct your bank or broker how to vote your shares if you want your shares to be voted on the election of directors. If you hold your shares in street name and you do not instruct your bank or broker how to vote your shares in the election of directors, no votes will be cast on your behalf for the election of directors. In addition, your broker cannot vote your shares to approve the advisory, non-binding resolution regarding executive compensation. As a result, no vote will be cast for you on these items unless you provide instructions to your broker on how to vote. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares for which no voting instructions have been provided on the ratification of the appointment of Riverview’s independent auditor and other matters that your bank or broker considers routine. If you hold shares in street name with a bank or broker and you wish to vote your shares in person at the Annual Meeting, you will need to obtain a “legal proxy” from your bank or broker authorizing you to vote the shares at the Annual Meeting.

Voting of Shares

By giving your proxy, you appoint David W. Hoover and John G. Soult, Jr., as proxy holders, to vote your shares in the manner indicated by you. Unless revoked, any proxy given pursuant to this solicitation will be voted at the Annual Meeting, including any adjournment or postponement thereof, in accordance with the instructions of the shareholder giving the proxy. In the absence of instruction, all proxies will be voted FOR the election of the director nominees identified in this proxy statement, FOR the approval of an advisory, non-binding resolution regarding executive compensation, and FOR the ratification of the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2018. Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the Annual Meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of the Corporation as permitted by Rule 14a-4 under the Securities Exchange Act of 1934, as amended.

As of the Record Date, 73,299 shares of Riverview voting Common Stock were held by Riverview’s Trust department in a fiduciary capacity for fiduciary accounts. The shares held in this manner, in the aggregate, represent approximately 0.81% of the total shares outstanding. In the absence of voting directions from the account owner, these shares will not be voted by Riverview.

Shares held for the account of shareholders who participate in the Dividend Reinvestment and Stock Purchase Plan (the “DRP Plan”) and for the employees who participate in the Employee Stock Purchase Plan (the “ESPP”) will be voted in accordance with the instructions of each shareholder as set forth on his or her proxy. If a shareholder who participates in these plans does not return a proxy, the shares held for the shareholder’s account will not be voted.

Each participant in the Riverview Financial Common Stock Fund of the Riverview Financial Corporation 401(k) Plan (or beneficiary of a deceased participant) is entitled to direct the Plan Trustee how to vote shares of Riverview voting Common Stock that are allocated to his or her account under the 401(k) Plan, on any matter in which other holders of Riverview’s voting Common Stock are entitled to vote. All shares of Riverview stock allocated to accounts for which the Plan Trustee did not receive instructions from a participant will be voted by the Plan Trustee in the trustee’s discretion and in accordance with applicable fiduciary duties under ERISA.

Revocability of Proxies

The execution and return of the enclosed proxy card will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. A shareholder may revoke any proxy given pursuant to this solicitation by (i) delivering written notice of revocation to Melinda Aungst, Secretary of the Corporation, 3901 North Front Street, Harrisburg, Pennsylvania, 17110, (ii) executing a later dated proxy and giving written notice of the revocation to Melinda Aungst at any time before the shares are voted at the Annual Meeting, or (iii) appearing at the Annual Meeting and voting in person after giving notice thereof to the Secretary of the meeting.

Although the Board of Directors knows of no other business to be conducted at the meeting, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors on any matter as to which the Corporation did not have reasonable notice.

Quorum; Required Vote

At the close of business on the Record Date, the Corporation had 7,599,722 issued and outstanding shares of no par value voting Common Stock (the “Common Stock”) held by approximately 1,100 shareholders of record. The Common Stock is the only class of Corporation stock entitled to vote at the Annual Meeting. Each holder of the Corporation’s Common Stock, excluding shares of CBT Financial Corp. that have not yet been exchanged for shares of Riverview’s Common Stock, is entitled to one vote per share owned of record on the Record Date on all business presented at the Annual Meeting.

A majority of the outstanding shares of Common Stock of the Corporation, represented in person or by proxy, constitutes a quorum for the conduct of business. Under Pennsylvania law and the Corporation’s Bylaws, the presence of a quorum is required for each matter to be acted upon at the annual meeting. Votes withheld and abstentions are counted in determining the presence of a quorum for a particular matter. Broker non-votes are counted in determining the presence of a quorum if they have been voted on at least one non-procedural matter at the annual meeting.

In the case of the election of the directors, the five (5) candidates receiving the highest number of votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors. For all other matters to be voted upon, the affirmative vote of a majority of votes cast, in person or by proxy, at the Annual Meeting, is required for approval, except in cases where the vote of a greater number of shares is required by law or under the Corporation’s Articles of Incorporation or Bylaws. Abstentions, “withhold” votes and broker non-votes will not be treated as votes cast. As a result, they will have no effect on the outcome of the vote to approve any of the proposals.

Shareholder Proposals for the 2019 Annual Meeting

Shareholder proposals for the 2019 Annual Meeting must be addressed to the Secretary of the Corporation and received on or about January 2, 2019 at the principal executive offices of Riverview Financial Corporation at 3901 North Front Street, Harrisburg, PA 17110, to be considered for inclusion in our 2019 Proxy Statement. Shareholder proposals that will not be included in the 2019 Proxy Statement, but which a shareholder intends to bring to a vote at the Annual Meeting, will be considered untimely if submitted after March 18, 2019.

CORPORATE GOVERNANCE

Our Board of Directors believes that the purpose of corporate governance is to ensure that shareholder value is maximized in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices, which the Board and senior management believe promote this purpose, that are sound and represent best practices. We continually review these practices, Pennsylvania law (the state in which we are incorporated), and best practices suggested by recognized corporate governance authorities.

Director Independence

Currently, our Board of Directors has 16 members. The Corporation has chosen to follow the NASDAQ Stock Market standards for independence. Under those standards, the following 14 directors are considered independent: Mses. Cherry, Gathagan and Sample and Messrs. Evans, Greenawalt, Hoover, Johnston, Kerwin, Kohlhepp, McMillen, Metzgar, Resh, Soult and Wood. This constitutes more than a majority of our Board of Directors. All members of our Audit Committee, Compensation Committee and Governance and Nominating Committee meet all independent standards applicable to services on those committees.

In determining the directors’ independence, the Board of Directors considered any services provided to Riverview, loan transactions between Riverview Bank and the directors, their respective family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom the directors are associated.

The following table includes a description of other categories or types of transactions, relationships or arrangements considered by the Board (in addition to those listed above and under the section entitled “Transactions with Directors and Executive Officers” below) in reaching its determination that the 14 directors are independent.

Name	Independent	Other Transactions/Relationships/Arrangements
Ms. Cherry	Yes	None
Mr. Evans	Yes	Provision of legal services
Ms. Gathagan	Yes	None
Mr. Greenawalt	Yes	None
Mr. Hoover	Yes	Payroll processing services
Mr. Johnston	Yes	None
Mr. Kerwin	Yes	Provision of legal services – contracts
Mr. Kohlhepp	Yes	None
Mr. McMillen	Yes	None
Mr. Metzgar	Yes	Provision of legal services – collections
Mr. Resh	Yes	None
Ms. Sample	Yes	Advertising services source
Mr. Soult	Yes	None
Mr. Wood	Yes	None

In each case, the Board determined that none of the transactions noted impair the independence of the director.

Meetings and Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee, and Governance and Nominating Committee.

Board Meetings. During 2017, the Board of Directors met twenty-two (22) times. All of the directors attended at least 75% of all meetings of the Board and respective Committees on which they served. In addition, although the Corporation does not have a formal policy regarding attendance by directors at the Annual Meeting of Shareholders, it is generally expected that each director will attend. All of the Corporation’s directors attended the 2017 Annual Meeting of Shareholders.

Audit Committee. The Audit Committee met five (5) times during 2017, and operates pursuant to a written charter, a copy of which is available on Riverview Bank’s website at https://riverviewbankpa.com/ under Investor Relations - “Governance Documents”. The members of the Audit Committee are Howard R. Greenawalt, Chairman, Charles R. Johnston, Timothy E. Resh and Marlene K. Sample. Each member of the Audit Committee is considered “independent” in accordance with the NASDAQ independence standards applicable to Audit Committee membership. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the audit of the Corporation’s financial statements. The scope of the Audit Committee’s oversight responsibility includes the financial reporting process, the system of internal control over financial reporting, independence of the Corporation’s auditor, the audit process, and the institution’s process for monitoring compliance with laws and regulations with respect to financial reporting. As such the Audit Committee reviews:

•	The fairness of the presentation of Riverview’s financial statements in all material respects and Riverview’s systems of internal accounting and financial controls over financial reporting;

•	The performance of the Corporation’s independent registered public accounting firm (audit firm);

•	The quarterly review and annual independent audit of Riverview’s financial statements, the engagement of the independent auditors and evaluation of the independent auditor’s qualifications, independence and performance; and

•	Riverview’s compliance with legal and regulatory requirements, including disclosure controls and procedures, with respect to financial reporting.

Further, it is the responsibility of the Audit Committee to provide independent oversight and to monitor and maintain lines of communication between the Board of Directors, the external auditors, the internal auditors and the senior management of the Corporation. The Audit Committee is also responsible for matters concerning the relationship between the Corporation and its independent auditors, including annually recommending their appointment or removal, reviewing the scope of their audit services and related fees as well as other services they may provide to the Corporation, and determining whether the auditors are independent. The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. Messrs. Greenawalt and Johnston were each determined by the Board of Directors to be an “audit committee financial expert” as defined in SEC Regulation S-K.

Compensation Committee. The Compensation Committee met four (4) times during 2017 and operates pursuant to a written charter, a copy of which is available on Riverview Bank’s website at https://riverviewbankpa.com/ under Investor Relations - “Governance Documents”. The Compensation Committee is comprised of Kevin D. McMillen, Chairman, Maureen M. Gathagan, David W. Hoover, Joseph D. Kerwin and Andrew J. Kohlhepp, who are all considered to be independent under the NASDAQ independence standards applicable to Compensation Committee membership. The principal duties of the Compensation Committee include the establishment of policies dealing with various compensation plans for the Corporation. Subject to the Board’s approval, the Compensation Committee determines general guidelines for salary adjustments, compensation and benefit programs for all employees and makes recommendations to the Board of Directors for its approval. The Compensation Committee assures that senior executives are compensated effectively in a manner consistent with the Bank’s compensation strategy, internal equity considerations, competitive practices and the requirements of the appropriate regulatory bodies. The Board of Directors annually reviews the recommendations of the Compensation Committee on compensation of the Corporation’s and the Bank’s senior executives.

Compensation Committee Interlocks and Insider Participation. There are no compensation committee interlocks or insider participation that would require disclosure under applicable proxy rules.

Governance and Nominating Committee. The Governance and Nominating Committee met one time during 2017. The Governance and Nominating Committee consists entirely of independent directors as defined under the NASDAQ independence standards applicable to Governance and Nominating Committee membership. The members of the Governance and Nominating Committee are David W. Hoover, Chairman, Paula M. Cherry, Albert J. Evans, Maureen M. Gathagan, Joseph D. Kerwin and Marlene K. Sample. The principal duty of the Governance and Nominating Committee includes developing Corporate Governance Guidelines of the Corporation, ensuring compliance with such governance policies and procedures and periodically reviewing and assessing Board and management performance. In addition, the committee serves as the Corporation’s nominating committee and is responsible for identifying individuals qualified to become Board members based upon criteria specified by the Board and recommending nominees to fill vacancies. The Governance and Nominating Committee operates under a formal charter adopted by the Board of Directors, a copy of which is available on Riverview Bank’s website at https://riverviewbankpa.com/ under Investor Relations - “Governance Documents”.

Code of Ethics

The Corporation adopted a Code of Ethics that applies to all directors, officers and employees of the Corporation and the Bank. The Code of Ethics defines the standards of honesty, integrity, impartiality and conduct that are essential to ensure the proper performance of the Corporation’s business and to ensure public trust. A copy of the Code of Ethics may be obtained, without charge, by contacting Melinda Aungst, Corporate Secretary, Riverview Financial Corporation, 3901 North Front Street, Harrisburg, Pennsylvania 17110.

Shareholder Communications

Shareholders who wish to send communications to the Board may send communications to Melinda Aungst, Corporate Secretary, Riverview Financial Corporation, 3901 North Front Street, Harrisburg, Pennsylvania 17110.

Nomination of Directors

Under the Corporation’s Bylaws, Board nominations may be made by the Board of Directors or by any shareholder entitled to vote on the election of directors, provided that all nominees must meet the age and ownership requirements discussed below. The Governance and Nominating Committee does not maintain a formal diversity policy with respect to the identification or selection of directors for nomination to the Board. As part of the Committee’s process to identify and select director nominees, diversity is one of many factors considered, including skill, experience and time availability, in evaluating candidates. The Board does not assess shareholder nominees using a different standard from that used to assess Board nominees. In order for a shareholder to make a nomination, the shareholder must provide a notice, along with additional information about the proposed nominee(s), as required by Section 9.1 of the Bylaws, to our corporate Secretary not less than 60 days prior to the date of any meeting of shareholders called for the election of directors. If the Annual Meeting were held on the same date next year, the deadline to submit a director nominee would be on or about April 2, 2019. The chairman of the Annual Meeting is required to determine whether nominations have been made in accordance with the requirements of the Bylaws. If he determines that a nomination was not made in accordance with the Bylaws, he shall declare so at the Annual Meeting, and the defective nomination will be disregarded. You can obtain a copy of the full text of the Bylaw provision by writing to Melinda Aungst, Corporate Secretary, Riverview Financial Corporation, 3901 North Front Street, Harrisburg, Pennsylvania 17110.

Board Leadership Structure

The Corporation’s senior leadership is currently shared between the Chief Executive Officer, the President and the Chairman of the Board. Historically, the positions of Chief Executive Officer, President and Chairman have been held by separate individuals; however, the Board has discretion to combine or separate these positions. The Corporation maintains its current Board structure because we believe that having an independent Chairman increases the effectiveness of risk oversight and management evaluation, and separate positions serve to eliminate the appearance of a conflict between personal and shareholders’ interests.

Risk Oversight

Oversight of material risks facing the Corporation is a major area of emphasis for the Board of Directors. A separate standing Risk and Compliance Committee of the board facilitates our board’s risk oversight responsibilities with respect to managing risk throughout the Corporation. The committee meets with the full board at least quarterly and receives regular reports from management and other standing board committees regarding relevant risks and the actions taken by management to adequately address those risks. The current members of the Risk and Compliance Committee are: Messrs. Hoover, Chairman, Greenawalt, Kohlhepp, Soult and Wood, all of whom are considered “independent” in accordance with the NASDAQ independence standards applicable to committee membership. The Risk and Compliance Committee operates under a formal charter adopted by the Board of Directors, a copy of which is available on Riverview Bank’s website at https://riverviewbankpa.com/ under Investor Relations—“Governance Documents”.

PROPOSAL 1: ELECTION OF DIRECTORS

The Corporation’s Articles of Incorporation provide that the Board of Directors shall consist of at least seven, but not more than twenty-five, persons, as determined by the Board of Directors from time to time. The Board has fixed the number of directors so that, at the time of the Annual Meeting, the total number of members of the Board will be sixteen (16). The Board is divided into three classes, as nearly equal in number as possible. Directors serve staggered, three-year terms, such that the term of office of one class of directors expires each year. Currently, the term of the Class 1 directors expires at the 2020 Annual Meeting, the term of Class 2 directors expires at the 2018 Annual Meeting, and the term of Class 3 directors expires at the 2019 Annual Meeting.

Any vacancy occurring on the Board of Directors, whether due to an increase in the number of directors, resignations, retirement, death or any other reason, may be filled by a majority of the remaining members of the Board of Directors, or by a sole remaining director, though less than a quorum, and each person so appointed will serve as a director until the expiration of the term of office of the class of directors to which he or she was appointed. The Bylaws do not permit the nomination of any individuals who are seventy (70) years or older as of the date of the Annual Meeting at which directors are to be elected. The ages of the directors presented in the table are as of the April 16, 2018 Record Date.

No person may be a director unless he or she beneficially owns at least 2,000 shares of Common Stock of the Corporation, except for Directors Fox, Hoover and Kerwin, who were part of the “original” thirteen directors of the Corporation at the time of its formation.

The Board of Directors has nominated the following five (5) persons for election as Class 2 directors, to serve for a three-year term and until their successors are duly elected and qualified. In the event that any of the nominees are unable to accept nomination or election, proxy holders will vote proxies given pursuant to this solicitation in favor of other persons recommended by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director if elected.

The Board of Directors recommends a vote “FOR” the following five (5) nominees:

Nominees for Class 2 Directors to serve until 2021

Name and Age Nominees:	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries

Paula M. Cherry, 62	2011(5)	Ms. Cherry is a practicing attorney and partner in the law firm of Gleason, Cherry and Cherry LLP of DuBois, Pennsylvania and also serves as the Assistant Solicitor for the city of DuBois, Pennsylvania. Ms. Cherry earned a Bachelor of Arts degree from Goucher College and a Juris Doctorate degree from The Dickinson School of Law. Ms. Cherry’s qualifications include her extensive legal knowledge and her involvement in the communities serviced by the Bank.

Joseph D. Kerwin, 55	2005(1)(2)	Mr. Kerwin has been a practicing attorney with over 25 years of experience and is a partner with the law firm of Kerwin & Kerwin located in Elizabethville, Pennsylvania. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2005. Mr. Kerwin’s qualifications include his extensive legal and business expertise and his knowledge of the communities served by the Bank.

Andrew J. Kohlhepp, 67	2001(5)	Mr. Kohlhepp is a licensed mental health counselor with Transitions Counseling and Life Coaching. He earned a Masters in mental health counseling from Capella University as well as a MBA, with a concentration in marketing, from the University of Oklahoma. Mr. Kohlhepp earned a Bachelor of Arts degree in Business Administration as well as a Bachelor of Science degree in Business Education from Ohio University. Mr. Kohlhepp’s qualifications include his experience in managing a business as well as his knowledge of the communities serviced by the Bank.

Timothy E. Resh, 64	2008(4)	Mr. Resh is a retired pastor of Brothersvalley Church of the Brethren. He formerly served as the Chairman of the Board of Citizens National Bank of Meyersdale since 2008. Mr. Resh has extensive experience in business management, community leadership, agricultural operations and customer and retail operations. Mr. Resh’s qualifications include his extensive community involvement and diversified clergy/business background and his experience as the former Chairman of the Board of Citizens National Bank of Meyersdale.

Marlene K. Sample, 67	2011(5)	Ms. Sample is the Chairman of Sample Media – MSK, Inc. and President of ATJ Printing, Inc. of Huntingdon, Pennsylvania. Ms. Sample earned a Bachelor of Arts degree in political science from the Pennsylvania State University. Ms. Sample’s qualifications include her business expertise and her knowledge of the communities serviced by the Bank.

Information regarding the Corporation’s continuing directors is provided as follows:

Class 1 Directors to serve until 2020

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries

Brett D. Fulk, 49	2015	Mr. Fulk is the President and a director of Riverview Financial Corporation and Riverview Bank, since June 30, 2015. Previously, he was the Chief Operations Officer from July 2011 to June 30, 2015. From November 2007 to June 2011, Mr. Fulk served as a Managing Director of Commercial Services, Pennsylvania division, Regional Executive, and Region President for Susquehanna Bank. From 1990 to 2007, Mr. Fulk served in the capacity of Region President in both the Northcentral PA and York Regions for CommunityBanks (which was acquired by Susquehanna Bank). Mr. Fulk’s qualifications include an extensive and diverse banking background and his involvement in the communities serviced by the Bank.

Maureen M. Gathagan, 44	2017(5)	Ms. Gathagan is a veteran business professional with more than 20 years of diverse management experience in various industries, including pharmacy, grocery store retail and fast food. She earned a Bachelor of Arts degree in Applied Psychology from Indiana University of Pennsylvania and a MS degree in Industrial & Organization Psychology from the University of Baltimore. Ms. Gathagan’s qualifications include her active involvement and participation in numerous local non-profit and charitable organizations and her position as a board member of Clearfield Educational Foundation and Clearly Ahead Development, Clearfield, Pennsylvania.

Howard R. Greenawalt, 65	2012(2)	Mr. Greenawalt is a certified public accountant and a former owner and officer of Greenawalt & Company, P.C., a public accounting firm located in Mechanicsburg and Carlisle, Pennsylvania. He retired as an owner of the firm on January 1, 2012, but continues as an employee of the firm. Mr. Greenawalt has extensive audit, accounting and tax experience, and brings broad financial proficiency and leadership skills as a managing officer of a local company.

Carl W. Metzgar, 36	2016(4)	Mr. Metzgar is a founding member and practicing attorney with the law firm of Metzgar and Metzgar, LLC since 2008. He is a member of the Pennsylvania House of Representatives since 2009, serving on the Commerce Committee. Mr. Metzgar is a founding member of Metzgar’s Cattle Co., a red angus beef cattle operation. Mr. Metzgar’s qualifications include his legal expertise, leadership skills, and his knowledge and involvement in the community.

John G. Soult, Jr., 54	1999(5)	Mr. Soult is a Vice President of Soult Wholesale Company, a wholesale building materials company. He earned a Bachelor of Science degree in economics from Dickinson College and a Master of Science degree in business from Johns Hopkins University. Mr. Soult’s qualifications include his business expertise and his knowledge of the communities serviced by the Bank.

William E. Wood, 69	2006(5)	Mr. Wood is the Chairman of the Board of Directors of Riverview Financial Corporation and Riverview Bank, effective October 1, 2017, which was the date of merger with CBT Financial Corp. He previously served as the Chairman of the Board of CBT Financial Corp and CBT Bank. Mr. Wood holds a MBA from St. Francis University and a Bachelor of Science degree in economics with honors from Robert Morris University. He also holds a degree in electrical engineering from the Pennsylvania State University and is a graduate of the Stonier Graduate School of Banking at the University of Delaware. Mr. Wood’s qualifications include an extensive and diverse banking background and his involvement in the communities served by the Bank.

Nominees for Class 3 Directors to serve until 2019

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries

Albert J. Evans, 50	2007(3)	Mr. Evans has been a trial attorney with the Law Firm of Fanelli, Evans & Patel, P.C. for over 25 years and Vice-President of the Firm. He is licensed to practice law in the states of Pennsylvania and New Jersey. He is a Board Member of the Pennsylvania Trial Lawyers Association, a Diplomat of the American Association for Justice, and a Delegate for the Pennsylvania Bar Association in 2007-2008. He also currently serves on the Lawyers Advisory Committee for the United States District Court for the Middle District of Pennsylvania and is the Secretary of the Schuylkill County Bar Association. Mr. Evans has been involved in numerous complex litigation matters and is a member of the Million Dollar Advocates forum. Mr. Evans is also a Eucharistic Minister. Mr. Evans’ qualifications to serve on Riverview’s Board include his prior experience as a director of the Union Bank and Trust Company appointed in 2007. He served as counsel for a financial institution and has experience with acquisition transactions and corporate legal matters.

Kirk D. Fox, 51	2007(1)(2)	Mr. Fox is the Chief Executive Officer of Riverview Financial Corporation and Riverview Bank, since June 30, 2015. Previously, he held the position of President since December 31, 2008. Mr. Fox was an Executive Vice President of HNB Bancorp, Inc. and Chief Lending Officer of Halifax National Bank from August 2004 to December 31, 2008. Prior to that, Mr. Fox was Vice President and Commercial Loan Officer for Community Bank, where he worked since 1988. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2007. Mr. Fox’s qualifications include his extensive banking knowledge and his experience, leadership skills and familiarity with the communities served by the Bank.

Charles R. Johnston, Jr., 69	2003(5)	Mr. Johnston is a certified public accountant and a partner in the accounting firm of Johnston, Nelson, Shimmel & Thomas LLP. He earned a Bachelor of Science degree in Business Administration with high distinction from the Pennsylvania State University. Mr. Johnston’s qualifications include his extensive audit, tax and accounting experience and his involvement in the communities serviced by the Bank.

David W. Hoover, 57	2007(1)(2)	Mr. Hoover is the owner and President of Hoover Financial Services, Inc., which is an accounting/tax preparation/business consulting firm located in Halifax, Pennsylvania. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2007. Mr. Hoover is currently the Vice-Chairman of the Board of Riverview Financial Corporation and Riverview Bank. Prior to October 1, 2017, he held the position of Chairman of the Board of Riverview since its inception December 2008. Mr. Hoover’s qualifications include his leadership skills, financial expertise and his knowledge of the communities served by the Bank.

Kevin D. McMillen, 61	2007(5)	Mr. McMillen is a Regional Vice President with Burns and Burns Associates, Inc., an insurance agency. Mr. McMillen earned a Bachelor of Science degree in biology from Clarion University and a Master of Science degree from Florida Institute of Technology. Mr. McMillen’s qualifications include his business background and his involvement in the communities serviced by the Bank.

(1)	Includes service as a director of First Perry Bancorp, Inc. and its subsidiary, The First National Bank of Marysville and HNB Bancorp, Inc. and its subsidiary, Halifax National Bank.
(2)	Includes service as a director of Riverview Financial Corporation and its subsidiary, Riverview Bank.
(3)	The individual became a director of the Corporation effective November 1, 2013 as a result of the consolidation with Union Bancorp, Inc. The year presented includes service as a director of Union Bancorp, Inc. and its subsidiary, Union Bank and Trust Company.
(4)	The individual became a director of the Corporation effective December 31, 2015 as a result of the merger of Citizens National Bank of Meyersdale. The year presented includes service as a director of Citizens.
(5)	The individual became a director of the Corporation effective October 1, 2017 as a result of the merger of CBT Financial Corp. The year presented includes service as a director of CBT Financial Corp.

PROPOSAL 2: ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are providing our shareholders the opportunity to vote on an advisory, non-binding resolution to approve the compensation paid to our Named Executive Officers, as described in this proxy statement. This advisory vote, commonly referred to as a “Say on Pay” vote, gives our shareholders the opportunity to endorse, or not endorse, the compensation of our Named Executive Officers. Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement for a detailed discussion of our executive compensation programs.

We believe that our executive compensation policies and programs, which are reviewed and approved by our Compensation Committee, are designed to align our Named Executive Officers’ compensation with our short-term and long-term performance and to provide the compensation and incentives that are necessary to attract, motivate and retain key executives who are important to our continued success. The Compensation Committee regularly reviews all elements of our executive compensation program and takes any actions it deems necessary to continue to fulfill the objectives of our compensation programs. These programs have been designed to promote a performance-based culture which aligns the interests of our executive officers and other managers with the interests of our shareholders.

For the reasons discussed above, our shareholders are asked to provide their support with respect to the compensation of the Corporation’s Named Executive Officers by voting in favor of the following non-binding resolution:

“Resolved, that the shareholders of Riverview Financial Corporation approve the compensation of the Corporation’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

Because this shareholder vote is advisory, it will not be binding on our Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required for Approval

The approval of the non-binding advisory proposal on our executive compensation requires the affirmative vote of a majority of the votes cast at the meeting, in person or by proxy. Abstentions and broker non-votes are not votes “cast” and will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the advisory, non-binding resolution approving the compensation paid to the Corporation’s Named Executive Officers.

SHARE OWNERSHIP

Principal Holders

To the best of our knowledge, as of April 16, 2018, no individual or entity owned of record or beneficially more than 5% of the Corporation’s Common Stock.

Beneficial Ownership of Executive Officers, Directors and Nominees

The following table shows, as of February 28, 2018, the amount and percentage of each class of equity securities of the Corporation’s beneficially owned by each director, each director nominee, each named executive officer and all directors, nominees and executive officers of the Corporation as a group.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the following table are owned directly by the reporting person. The number of shares owned by the directors, nominees and executive officers is rounded to the nearest whole share. All shares reported are shares of Common Stock, and none of the directors and executive officers owns any other class of equity of the Corporation.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Directors and Nominees:
Paula M. Cherry	18,018	0.20%
Albert J. Evans (2)	37,795	0.41%
Kirk D. Fox (4)	62,256	0.67%
Brett D. Fulk (5)	67,706	0.73%
Maureen M. Gathagan	2,000	0.02%
Howard R. Greenawalt (2)	24,582	0.27%
David W. Hoover (3)	36,380	0.39%
Charles R. Johnston, Jr.	2,479	0.03%
Joseph D. Kerwin (3)	39,242	0.43%
Andrew J. Kohlhepp	9,636	0.10%
Kevin D. McMillen	23,166	0.25%
Carl W. Metzgar	2,380	0.03%
Timothy E. Resh	2,969	0.03%
Marlene K. Sample	10,307	0.11%
John G. Soult, Jr.	24,059	0.26%
William E. Wood	11,440	0.12%

Named Executive Officer:
Michael J. Bibak, COO	1,638	0.02%
Scott A. Seasock, CFO (6)	14,000	0.15%

All directors and named executive officers as a group (18 persons)	390,053	4.23%

(1)	Beneficial ownership of shares of the Corporation’s common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contact, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of the stock; or (ii) investment power, which includes the power to dispose or direct the disposition of the stock; or (iii) the right to acquire beneficial ownership within 60 days after February 28, 2018.
(2)	Total includes 5,333 fully vested options that may be exercised at any time.
(3)	Total includes 11,083 fully vested options that may be exercised at any time.
(4)	Total includes 52,500 fully vested options that may be exercised at any time.
(5)	Total includes 45,500 fully vested options that may be exercised at any time.
(6)	Total includes 10,000 fully vested options that may be exercised at any time.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table discloses the number of outstanding options granted by the Corporation to participants in all equity compensation plans, as well as the number of securities remaining available for future issuance under such plans, as of December 31, 2017.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Plan not approved by shareholders	298,246 (1)	$10.56	7,171
Plan approved by shareholders	—	—	—

(1)	Effective January 4, 2012, the 2009 Riverview Financial Corporation Stock Option Plan (the “Option Plan”) was amended and restated to increase the number of common shares available under the Plan, in the aggregate, to 220,000 shares as compared with the originally provided 170,000 shares. On April 16, 2014, the 2009 the Plan was again amended and restated to increase the total number of shares of Common Stock by 130,000 shares, thus increasing the total number of available shares under the Plan to 350,000 shares.

The vesting schedule for all options issued under the Option Plan is a seven year cliff, which means that the options are 100% vested in the seventh year following the grant date. All options expire ten years following the grant date. On December 18, 2013, the Board of Directors approved the acceleration of the vesting of 179,250 options that were granted and outstanding at that date. As a result of the merger with CBT Financial Corp. effective October 1, 2017, the remaining 177,579 options became fully vested. Additional information relating to the Option Plan can be found in Note 14 – Employee Benefit Plans in the Corporation’s annual report to shareholders.

Named Executive Officers

The following table provides information, as of December 31, 2017, about the Corporation’s “named executive officers”.

Name	Age	Principal Occupation For the Past Five Years and Position Held with Riverview Financial Corporation and Subsidiaries
Kirk D. Fox	51	Mr. Fox is the Chief Executive Officer of Riverview Financial Corporation and Riverview Bank, since June 30, 2015 and serves as a director. Previously, he held the position of President since December 31, 2008. Mr. Fox was an Executive Vice President of HNB Bancorp, Inc. and Chief Lending Officer of Halifax National Bank from August 2004 to December 31, 2008. Prior to that, Mr. Fox was Vice President and Commercial Loan Officer for Community Bank, where he worked since 1988. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2007. Mr. Fox’s qualifications include his extensive banking knowledge and his experience, leadership skills and familiarity with the communities served by the Bank.

Brett D. Fulk	49	Mr. Fulk is the President and a director of Riverview Financial Corporation and Riverview Bank, since June 30, 2015. Previously, he was the Chief Operations Officer from July 2011 to June 30, 2015. From November 2007 to June 2011, Mr. Fulk served as a Managing Director of Commercial Services, Pennsylvania division, Regional Executive, and Region President for Susquehanna Bank. From 1990 to 2007, Mr. Fulk served in the capacity of Region President in both the Northcentral PA and York Regions for CommunityBanks (which was acquired by Susquehanna Bank). Mr. Fulk’s qualifications include an extensive and diverse banking background and his involvement in the communities serviced by the Bank.

Michael J. Bibak	53	Mr. Bibak is the Chief Operations Officer of Riverview Bank as of October 1, 2017, which was the effective date of the merger with CBT Financial Corporation. Previously, Mr. Bibak was CBT Financial’s President since March 2015 and Chief Executive Officer since January 2016. He also served and was appointed a director on CBT’s Board of Directors in 2015. Prior to that, Mr. Bibak was Senior Vice President and Credit Administrator at FNCB from 2013 through 2014. From 2011 through 2013 he was Regional President for Luzerne Bank in Scranton, PA. From 2003 to 2011 Mr. Bibak served as Executive Vice President and Chief Lending Officer of Luzerne Bank. Mr. Bibak earned a Bachelor of Science degree from the University of Scranton and is a graduate of the Pennsylvania Banker’s Association Executive Leadership Program. Mr. Bibak is a graduate of the American Bankers Association’s Stonier Graduate School of Banking and the Wharton Leadership Program. Mr. Bibak’s qualifications include an extensive and diverse banking background and his involvement in the communities serviced by CBT Bank.

Scott A. Seasock	60	Mr. Seasock is the Chief Financial Officer of Riverview Financial Corporation and Riverview Bank since August 2016. Previously, Mr. Seasock served as the Chief Financial Officer of Peoples Financial Services Corp., Scranton, Pennsylvania and Executive Vice President, from January 2010 to April 2016. Prior to Peoples Financial Services, he served as an Executive Vice President and Chief Financial Officer of Comm Bancorp. Inc. from 1989 to 2010.

EXECUTIVE COMPENSATION

Compensation and Benefits Process and Philosophy

The compensation and benefit programs for the Corporation’s named executive officers are designed to provide compensation that is fair, reasonable and competitive. It is intended to align the interests of the named executive officers with shareholders by rewarding performance that achieves corporate financial goals and by rewarding strong executive leadership and superior individual performance. By offering competitive compensation and benefits, the Corporation is able to attract, motivate and retain a highly qualified and talented team of executives who will help maximize the Corporation’s long-term financial performance and earnings growth, increase shareholder value and subsequent appreciation in the market value of the Corporation’s stock. These principles also guide the Corporation in designing compensation and benefit plans provided to the non-executive workforce.

The compensation paid to each named executive officer is based on the executive’s level of job responsibility, corporate financial performance measured against annual goals, an assessment of the executive’s individual performance and the competitive market.

The Compensation Committee annually reviews the components of the named executive officers’ compensation program in comparison with peer banks. The relevant comparator group for compensation and benefits programs consists of financial institutions of like size and geographically located in an area where the corporation competes for the same talent. Salary and benefit information is gathered from proxies of financial institutions and salary surveys. In 2017, the Corporation used survey data from SNL Financial to educate itself as to the trends in compensation. The SNL Financial survey provided ranges of salaries for like-size and geographically similar financial institutions.

COMPENSATION INFORMATION

The following table summarizes the total compensation for Kirk D. Fox, Riverview Financial Corporation’s Chief Executive Officer, Brett D. Fulk, Riverview Financial Corporation’s President, Michael J. Bibak, Riverview Financial Corporation’s Chief Operations Officer and Scott A. Seasock, Riverview Financial Corporation’s Chief Financial Officer during 2017, for the prior two (2) fiscal year-ends. These individuals are referred to as the “Named Executive Officers.”

2017 Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Option Awards(1)	Non-qualified Deferred Compensation Earnings	All Other Compensation		Total
Kirk D. Fox,	2017	$355,596		$100,000	$—	$20,593	$51,562	(2)	$527,751
Chief Executive Officer	2016	331,500		10,000	—	19,524	51,209	(3)	$412,233

Brett D. Fulk	2017	340,284		100,000	—	4,416	42,338	(4)	487,038
President	2016	316,200		10,000	—	3,308	43,378	(5)	372,886

Michael J. Bibak	2017	54,979	(6)	100,000	—	342	11,236	(7)	166,557
Chief Operations Officer

Scott A. Seasock	2017	196,567		25,000	18,700	—	9,405	(8)	249,672
Chief Financial Officer	2016	76,154	(9)	—	—	—	3,818	(10)	79,972

(1)	Option awards are valued based upon the Black-Scholes option valuation model. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model, which was estimated to be $1.87 per share for the options granted in 2017. Additional details are set forth in footnote 14 to our consolidated financial statements in our Annual Report on Form 10-K.

(2)	Includes an automobile allowance for personal use of $2,357; 401(k) match of $7,161; life insurance premiums of $421; change of $20,373 in accrued pension value of supplemental retirement plan; bank contribution to deferred compensation plan of $10,000; and director fee of $11,250.

(3)	Includes an automobile allowance for personal use of $2,071; 401(k) match of $7,920; life insurance premiums of $421; profit sharing of $4,265; change of $11,532 in accrued pension value of supplemental retirement plan; bank contribution to deferred compensation plan of $10,000; and director fee of $15,000.

(4)	Includes an automobile allowance for personal use of $5,039; 401(k) match of $5,149; life insurance premiums of $405; private and country club membership of $5,135; change of $15,360 in accrued pension value of supplemental retirement plan; and a director fee of $11,250.

(5)	Includes an automobile allowance for personal use of $5,797; 401(k) match of $6,974; life insurance premiums of $405; profit sharing of $5,334; private and country club membership of $1,660; change of $8,208 in accrued pension value of supplemental retirement plan; and a director fee of $15,000.

(6)	Mr. Bibak was not employed by the Corporation until October 1, 2017. The amounts shown reflect his earnings for the portion of 2017 during which he was employed.

(7)	Includes 401(k) match of $2,476 and change of $8,760 in accrued pension value of supplemental retirement plan, both prorated from October 1, 2017.

(8)	Includes life insurance premiums of $405; and an automobile allowance for personal use of $9,000.

(9)	Mr. Seasock was not employed by the corporation until August 1, 2016. The amounts shown reflect his earnings for the portion of 2016 during which he was employed.

(10)	Includes life insurance premiums of $68 (prorated based upon an annual premium of $408); and an automobile allowance for personal use of $3,750 (based upon an annual auto allowance of $9,000).

Messrs. Fox and Fulk are each parties to a three-year term evergreen employment agreement with the Corporation. On every anniversary date of the agreements, the employment period is extended automatically for one additional year, unless notice of nonrenewal is given. The agreements provide that the executives may participate in those employee benefit plans for which they are eligible. Each also provides that if the executive is terminated without cause or, if after a change in control, there is a reduction in his salary or benefits, or a change in his reporting responsibilities, duties or titles, he will receive three times his annual compensation, as defined in the agreement, and the amount the Bank pays for employee benefits for the executive for a one year period, which will be paid in 24 equal monthly installments beginning within 30 days from his separation of service. In addition, for Mr. Fox only, the Bank shall transfer and deliver title to the Bank automobile which he uses at the time of separation.

Mr. Bibak is party to a two-year evergreen agreement, which became effective October 1, 2017. The initial term will be automatically extended for successive additional one-year periods, unless notice of nonrenewal is given. The agreement provides that the executive may participate in those employee benefit plans for which he is eligible and will be entitled to the use of a Company provided vehicle. If the Company requires the executive to relocate to a work location greater than 50 miles from the executive’s primary work location, the Company shall reimburse the executive for the cost of hiring a moving company and other mutually agreed upon moving expenses. The agreement contains a non-compete restricting the executive from competing with the Corporation within any county in which a branch or office of the Corporation is located, for one year after the last day of his employment with the Corporation. The agreement provides that if the executive is terminated without cause, or if a change in control occurs and, concurrently therewith or within two years thereafter during the term of the agreement, an event constituting good reason also occurs, the executive may terminate this agreement for good reason. In turn, the Corporation will pay him an amount equal to two times the sum of (i) the annual base salary in effect as of the effective date of the termination, or if higher, the annual base salary as of the date of the change in control; (ii) the highest bonus paid to the executive in one of the prior two fiscal years; and (iii) an amount reasonably estimated to be equal to the cost of the executive’s health, medical and dental insurance coverage, which amount, less applicable taxes and withholding, is payable in a lump sum payment 90 days following the date of the executive’s termination of employment.

Mr. Seasock is party to a two-year term evergreen agreement, where the initial term will be automatically extended for successive additional one-year periods, unless notice of nonrenewal is given. The agreement provides that the executive may participate in those employee benefit plans for which he is eligible and will receive a monthly vehicle allowance of $750. The agreement contains a non-compete restricting the executive from competing with the Corporation within any county in which a branch or office of the Corporation is located for one year after the last day of employment with the Corporation. The agreement provides that if the executive terminates his employment for “good reason” or is terminated without cause, or if within 12 months of a change in control the executive terminates his employment for good reason or is terminated without cause, the Corporation will pay him two times his base salary plus one times the annual amount that the Bank pays for employee health care benefits for the executive, less applicable taxes and withholding, such amount to be payable in 12 equal monthly installments beginning within 30 days following his separation from service.

If the termination payments to be paid to Messrs. Fox and Fulk are determined to be subject to excise tax under Section 280G of the Internal Revenue Code, the Corporation will “gross up” the payment made to the executive so that he will received, after application of the excise tax, the amount he would have otherwise received if Section 280G were not applicable.

On November 16, 2011, Mr. Fox signed a Noncompetition Agreement. The purpose for the noncompetition agreement was to define the restrictions placed on the executives during and after his employment with the Corporation and the Bank in terms of being engaged in certain activities which may be considered to be competitive with the goodwill and proprietary rights of Riverview and Riverview Bank. In consideration of Mr. Fox entering into this agreement, Riverview Bank:

•	paid Mr. Fox $10,250 upon its execution;

•	provides Mr. Fox with a membership at a country club during his employment; and

•	provides Mr. Fox with an additional $10,000 in supplemental term insurance during his employment.

Riverview maintains an “Executive Deferred Compensation” program in which Messrs. Fox, Fulk and Bibak participate, allowing the executives to defer payment of their base salary, bonus and performance based compensation until a future date. Under this agreement, the estimated present value of the future benefits is accrued over the effective dates of the agreement at an interest rate that is declared annually by the Board of Directors. Accordingly, the Board of Directors declared the interest rate to be 5.70% for 2017 for these agreements. The rate is based on the five-year average of the 20-year CMT, plus 3%, with a minimum rate of 4%. The agreements are unfunded, with benefits to be paid from Riverview’s general assets.

Elements of Executive Compensation

The Corporation’s compensation and benefits package for named executive officers consists of direct compensation and corporate sponsored benefit plans, including base salary, bonuses, health and welfare benefits, profit sharing/401(k) plan, employee stock purchase plan (“ESPP”) and stock option plan participation. Each component is designed to contribute to a total package that is competitive, performance-based, valued by the executives of the Corporation and to align their interests with those of the shareholders.

Base salary

A competitive base salary is necessary to attract and retain talented executives. The base salary for each named executive officer is determined based upon experience, expected personal performance, salary levels that are in place for comparable positions within the industry, and responsibilities assumed by the named executive officers. While a named executive officer’s initial salary is determined by an assessment of competitive market levels, the major factor in determining base salary increases is individual performance. The Compensation Committee evaluates named executive officer base salary levels on an annual basis. The Corporation usually grants annual increases to executives as well as increases needed to reflect changes in responsibilities and the market competitive environment.

In establishing base salaries for the named executive officers for 2017, the Compensation Committee considered the Corporation’s financial performance in comparison with historical trends and peer group and market based industry data. In consideration of the general economic conditions prevailing in 2017 and the Corporation’s financial performance in spite of such conditions, and to maintain a competitive salary base for the named executive officers, the Committee determined that an increase in base salary for 2017 was appropriate.

Bonuses

The annual bonus paid to the named executive officers was tied to the Corporation’s performance and accomplishments. During 2017, bonuses were paid to those employees of the Corporation who achieved or exceeded their individual performance objectives. Bonuses are paid at the discretion of the Board of Directors if the Board is of the opinion that such an award is merited. The bonuses are designed to align the employees’ interests with those of shareholders by linking the Corporation’s performance to such a cash award.

Director Fees

Messrs. Fox and Fulk are members of the Board of Directors and each received the equivalent of $15,000 per year as a retainer fee for serving on the Board up to October 1, 2017. After October 1, 2017, the executives will not be compensated for director fees.

Profit Sharing/401(k) Plan

Executive officers participate in the Profit Sharing/401(k) Plan, which is offered to all full-time employees who have completed at least six months of service and are at least 18 years of age. This plan is a means for employees to contribute and save for their retirement, and it has a combined tax qualified savings feature and profit sharing feature for employees. The Corporation makes a contributory match to the plan for each participating employee at a discretionary percentage of their respective compensation. The Corporation may also make a discretionary contribution annually to the plan based upon the Corporation’s financial performance. This discretionary contribution is designed to award employees for contributing to the Corporation’s financial success. Contributions are expressed as a percentage of base salary and executive officers receive the same percentage of base salary as all other employees. During 2017, the Corporation did not make a discretionary contribution to eligible 401(k) participants.

Employee Stock Purchase Plan (“ESPP”)

Effective March 5, 2014, the Board adopted and approved the Riverview Financial Corporation Employee Stock Purchase Plan (“ESPP”). Executive officers have the option to enroll and participate in the ESPP, which is a qualified stock plan offered to all eligible employees of the Bank, and allows employees to use after-tax payroll deductions of between 1% and 20% of base pay to acquire the Corporation’s stock at a 15% discount, up to $21,500 per year.

Stock Option Plan

In January 2009, the Corporation adopted the 2009 Stock Option Plan (the “2009 Plan”). Under the 2009 Plan, the Corporation is authorized to issue options exercisable for up to 170,000 shares of Common Stock, in the aggregate. Effective January 4, 2012, the Corporation increased the number of shares of the Corporation’s Common Stock that may be issued under the 2009 Plan to 220,000 shares. On April 16, 2014, the 2009 Plan was again amended to increase the total number of shares of Common Stock available for issuance to 350,000 shares. As of April 16, 2018, 2,171 shares of Common Stock remain available for issuance under the 2009 Plan. The 2009 Plan provides a seven year cliff vesting for all options, which means that the options are 100% vested in the seventh year following the grant date. The expiration date for all options is ten years following the grant date. As of December 31, 2017, all options were fully vested.

The purpose of the 2009 Plan is to advance the development, growth and financial condition of the Corporation by providing incentives through participation in the appreciation of the common stock of the Corporation to secure, retain and motivate the Corporation’s directors, officers and key employees and to align such person’s interests with those of Corporation’s shareholders.

In February 2018, the Board approved the Riverview Financial Corporation Equity and Cash Incentive Compensation Plan (the “2018 Plan”). The 2018 Plan authorized the issuance of up to 500,000 shares of Common Stock, which can be awarded in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance compensation awards. Awards under the 2018 Plan may also be satisfied through cash payments. Awards under the 2018 Plan that have time or service-based vesting and are not subject to performance requirements vest three years from the grant date. As of April 16, 2018, 500,000 shares of Common Stock remain available for issuance under the Plan.

The purpose of the 2018 Plan is to (i) align the interests of key individuals with shareholders by encouraging and creating ownership of Common Stock; (ii) enable the Corporation to attract and retain qualified individuals; (iii) provide meaningful long-term equity and cash-based rewards and incentive opportunities to persons who are in a position to make significant contributions toward Corporation objectives; (iv) reward individual performance; and (v) allow the Corporation to be competitive with its peers.

Supplemental Executive Retirement Plan

The Bank maintains Supplemental Executive Retirement Plan (“SERP”) agreements that provide specified benefits to certain key executives, which include Messrs. Fox, Fulk and Bibak. The agreements were specifically designed to encourage key executives to remain as employees of the Bank. The agreements are unfunded, with benefits paid from the Bank’s general assets. After normal retirement, benefits are payable to the executives or their beneficiaries in equal monthly installments for a period of 15 years for Messrs. Fox and Bibak and 15 and 20 years for Mr. Fulk. There are provisions for death benefits should a participant die before his retirement date and are subject to change in control and other provisions.

Perquisites

Messrs. Fox, Fulk and Bibak are entitled to the use of a Company provided vehicle, while Mr. Seasock receives an allowance for automobile use. In addition, Messrs. Fox and Fulk are entitled to a membership at a country club during their employment. These provisions are viewed as a normal and reasonable benefit in a highly competitive financial service industry.

Grants of Plan-Based Awards

The following table presents equity incentive plan awards outstanding at December 31, 2017 for each named executive officer and information relating to those option awards that were unexercised and option awards that had not yet vested as of that date:

Name	Number of securities underlying unexercised options (#): exercisable(1)	Number of securities underlying unexercised options (#): unexercisable(2)	Option exercise price ($/Share)	Option Expiration Date
Kirk D. Fox	25,000	—	$10.60	1/21/2019
	3,000	—	$10.60	9/16/2019
	20,000	—	$10.00	5/5/2024
	4,500	—	$13.05	11/18/2025
Brett Fulk	11,000	—	$10.60	12/07/2021
	10,000	—	$10.35	1/4/2022
	20,000	—	$10.00	5/5/2024
	4,500	—	$13.05	11/18/2025
Scott A. Seasock	10,000	—	$11.94	3/15/2027

(1)	On December 7, 2011, the Board of Directors approved the reduction of the exercise price of the options granted in 2009 and 2011 from $13.00 per share to $10.60 per share, which was the fair market value of the stock at December 7, 2011. On December 18, 2013, the Board of Directors approved the acceleration of the vesting of 179,250 options that were outstanding on that date. As a result of the merger with CBT Financial Corp. effective October 1, 2017, the remaining 177,579 options became fully vested.
(2)	The vesting schedule for the “unexercisable” options is a seven-year cliff.

Directors’ Compensation

The following table summarizes the total compensation paid to the directors (other than directors who are Named Executive Officers and whose compensation in all capacities is stated in the Summary Compensation Table) during the year ended December 31, 2017:

Name	Fees Earned or Paid in Cash (1)	Option Awards	Covenant Not To Compete Payment (2)	Total
Paula M. Cherry (5)	$9,500	$—	$—	$9,500
Albert J. Evans	25,250	—	—	25,250
James G. Ford, II (3)	18,000	—	60,000	78,000
Maureen M. Gathagan (5)	10,500	—	—	10,500
Howard R. Greenawalt	28,253	—	—	28,253
R. Keith Hite (4)	19,750	—	60,000	79,750
David W. Hoover	34,375	—	—	34,375
Charles R. Johnston, Jr. (5)	10,000	—	—	10,000
Joseph D. Kerwin	26,250	—	—	26,250
Andrew J. Kohlhepp (5)	11,500	—	—	11,500
Kevin D. McMillen (5)	12,000	—	—	12,000
Carl W. Metzgar	26,250	—	—	26,250
Timothy E. Resh	25,750	—	—	25,750
Marlene K. Sample (5)	9,500	—	—	9,500
John M. Schrantz (4)	22,500	—	60,000	82,500
John G. Soult, Jr. (5)	12,000	—	—	12,000
David A. Troutman (4)	19,000	—	60,000	79,000
William E. Wood (5)	13,500	—	—	13,500
William C. Yaag (4)	15,750	—	60,000	75,750
(1)	Retainer fee for services as a director.
(2)	This agreement was made pursuant to the Merger Agreement between Riverview and CBT, which provides a $60,000 payment to non-employee directors who do not continue as directors of Riverview following the October 1, 2017 closing date of the merger.
(3)	Retired from the board effective 6/21/2017 Annual Meeting.
(4)	Retired from the board effective 10/1/2017 in accordance with the CBT Merger Agreement.
(5)	Joined the board as of the 10/1/2017 effective date of the merger in accordance with the CBT Merger Agreement.

The Chairman of the Board receives an annual retainer of $30,000 while the Vice Chairman of the Board receives $27,500. The annual retainer fee for independent directors is $24,000, while each employee director does not receive a fee for their appointment to and participation on the Board. A fee of $750 is paid to each independent director who attends a special board meeting or the Board meeting held the second Thursday of every month. Directors are paid $500 for each committee meeting that they attend in which they are an appointed committee member. Each director appointed to the Directors Loan committee receives $500 per month. All Board compensation is paid quarterly.

The Corporation maintains a Director Deferred Fee Agreement (“DDFA”) which allows electing directors to defer payment of their director fees until a future date. Under this agreement, the estimated present value of the future benefits is accrued over the effective dates of the agreement at an interest rate that is declared annually by the Board of Directors. Accordingly, the Board of Directors declared the interest rate to be 5.70% for 2017 for the Agreements with Directors Fox and Yaag. The rate is based on the five-year average of the 20-year CMT, plus 3%, with a minimum rate of 4%.

The Corporation and its subsidiary, Riverview Bank, entered into a Director Emeritus Agreement (the “Agreement”) with its “founding” directors, effective November 2, 2011. In order to promote the orderly succession of the Board of Directors, the Agreement defines the benefits the Bank is willing to provide upon the termination of service as a director to those individuals who were directors of the

Corporation as of December 31, 2011, provided the director provides the services contemplated in the Agreement. The material terms of the Agreement are as follows:

•	The Bank will pay the director or the director’s beneficiary $15,000 per year, which may be increased at the sole discretion of the Board of Directors, for five years, payable in equal monthly installments in the following circumstances:

•	Upon termination of service as a director on or after the age of 65, provided the director has 10 or more years of continuous service at the date of termination and is willing to provide certain ongoing services for the Bank, which include being available to the Board for advice and consultation, continuing to act as a “Goodwill Ambassador” for the Bank, and avoiding any competitive arrangements that may be contrary to the best interests of the Bank;

•	Upon termination of service as a director due to a disability prior to the age of 65;

•	Upon a change in control of the Bank or the Corporation, defined as a change in the ownership or effective control of the Corporation or the Bank;

•	Upon the death of a director after electing to be a director emeritus.

RELATED PARTY TRANSACTIONS

Some of the Corporation’s directors and executive officers and the companies with which they are associated were customers of, and had banking transactions with, the Corporation’s subsidiary bank, Riverview Bank, during 2017. All loans and loan commitments made to them and to their companies were made in the ordinary course of business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers of the Bank, and did not involve more than a normal risk of collectability or present other unfavorable features. The Corporation anticipates that Riverview Bank will enter into similar transactions with its officers and directors in the future.

The Board of Directors must approve all related party transactions that are significant. In turn, the director or officer in question is excused from the Board meeting at the time approval is considered by the Board.

Payments made during 2017 and 2016 to any director who is a partner in, or a controlling shareholder, or an executive of an organization that has made to or received from the Corporation or Bank, payments for property or services have been for amounts within NASDAQ guidelines defining the director independence and below the threshold for disclosure as a related party transaction.

AUDIT COMMITTEE REPORT

The Audit Committee has:

•	reviewed and discussed the Corporation’s audited consolidated financial statements as of and for the year ended December 31, 2017 with management and with Dixon Hughes Goodman LLP, the Corporation’s independent registered public accounting firm for 2018;

•	discussed with Dixon Hughes Goodman LLP the matters required under applicable professional auditing standards and regulations by the Public Company Accounting Oversight Board in Auditing Standard No. 16 “Communication with Audit Committees”.

•	received the written disclosures and the letter from Dixon Hughes Goodman LLP required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence” and has discussed with Dixon Hughes Goodman LLP, which is independent from the Corporation and its management; and

•	recommended, based on the reviews and discussions referred to above, to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

By the members of the Audit Committee of the Board of Directors:

Howard R. Greenawalt, Chairman

Charles R. Johnston, Jr.

Timothy E. Resh

Marlene K. Sample

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On August 25, 2016, the Audit Committee of the Board of Directors engaged Dixon Hughes Goodman LLP (“DHG”) to serve as the Corporation’s independent registered public accounting firm for the fiscal years ending December 31, 2016 and 2017 and disengaged its former accounting firm, which last served as the Corporation’s independent registered public accounting firm with respect to the fiscal year ended December 31, 2015. Prior to engaging DHG, the Corporation did not consult DHG regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by DHG on the Corporation’s financial statements, and DHG did not provide any written or oral advice that was an important factor considered by the Corporation in reaching a decision as to any such accounting, auditing or financial reporting issue. DHG does not have a material relationship with the Corporation or the Bank and is considered to be well qualified.

Representatives of DHG are expected to be present at the Annual Meeting. While DHG representatives will not have an opportunity to make a statement, they will be available to respond to appropriate questions.

Aggregate fees billed by the respective accounting firms for services rendered in the aggregate for the years ended December 31, 2017 and 2016 were as follows:

	2017	2016
Audit fees(1)	$282,152	$135,000
Audit-related fees(2)		—
Tax fees(3)	9,250	—
All other fees(4)		—

Total	$291,402	$135,000

(1)	Audit fees include fees for the audit of the Corporation’s consolidated financial statements and interim reviews of the Corporation’s quarterly financial statements, comfort letters, consents and other services related to Securities and Exchange Commission matters.
(2)	Audit related fees include fees for certain regulatory reporting requirements, and other required procedures in connection with the filings for the CBT Financial Corp. merger completed October 1, 2017.
(3)	Tax fees were for professional services rendered for preparation of the Corporation’s corporate tax returns and other tax compliance issues.
(4)	Other fees were for consultations concerning general accounting issues.

The Audit Committee pre-approves all auditing and permitted non-auditing services, including the fees and terms thereof, to be performed by its independent auditor, subject to the de minimus exceptions for non-auditing services permitted by the Exchange Act. However, these types of services are approved prior to completion of the services. The Audit Committee pre-approved all audit and permissible non-audit services provided by the independent auditors in 2017. These services may include audit services, audit related services, tax services and other services. The Audit Committee pre- approval process is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed backup documentation at the time of approval.

Although shareholder approval of the selection of DHG is not required by law, the Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection as is a common practice among other publicly traded companies and consistent with sound corporate governance practices. If Riverview’s shareholders do not approve this proposal at the 2018 Annual Meeting, the Audit Committee will consider the results of the shareholder vote on this proposal when selecting an independent auditor for 2019, but no determination has been made as to what action, if any, the Audit Committee would take if shareholders do not ratify the appointment of DHG.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Dixon Hughes Goodman LLP as the Corporation’s independent auditor for the fiscal year ending December 31, 2018.

ADDITIONAL INFORMATION

The Corporation’s 2017 Annual Report on Form 10-K for the year ended December 31, 2017 is being mailed with this proxy statement. Any shareholder may obtain a copy of Riverview Financial Corporation’s Annual Report for the year ended December 31, 2017, without charge, by submitting a written request to Scott A. Seasock, Chief Financial Officer of Riverview Financial Corporation, 3901 North Front Street, Harrisburg Pennsylvania 17110. The Form 10K is also available on the Corporation’s website at https://www.riverviewbankpa.com under Investor Relations.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no matters other than those discussed in this proxy statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors.

RIVERVIEW FINANCIAL CORPORATION

REVOCABLE PROXY

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 14, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints David W. Hoover and John G. Soult, Jr. and either of them, proxies of the undersigned, with full power of substitution to vote all of the shares of Riverview Financial Corporation that the undersigned shareholder may be entitled to vote at the annual meeting of shareholders to be held on Thursday, June 14, 2018, at 10:00 a.m., local time, at the Toftrees Golf Resort and Conference Center, One Country Club Lane, State College, Pennsylvania, 16803, and at any adjournment or postponement of the meeting as follows:

1.    Election of five (5) Class 2 Directors to Serve for a Three-Year Term and until their successors are elected and qualified (except as marked to the contrary below):

Nominees
Paula M. Cherry	Joseph D. Kerwin	Andrew J. Kohlhepp	Timothy E. Resh	Marlene K. Sample

☐ FOR	☐ WITHHOLD	☐ FOR ALL EXCEPT

Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name on the space provided below:

2.	Approval of the advisory, non-binding resolution regarding executive compensation (“Say on Pay”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Ratification of Dixon Hughes Goodman LLP (“DHG”) as the independent registered public accounting firm for the fiscal year ending December 31, 2018.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the proxy holders are authorized to vote upon such other business as may be properly brought before the annual meeting and any adjournment or postponement of the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE, ALONG WITH A VOTE “FOR” PROPOSALS 2 and 3.

This proxy, when properly signed and dated, will be voted in the manner specified by the undersigned. If no specification is made, this proxy will be voted FOR the nominees and proposals listed above.

Dated:             , 2018

Signature
Print name:

Signature
Print name:

Number of Shares Held of Record on April 16, 2018:

1.	This proxy must be dated, signed by the shareholder and returned promptly in the enclosed envelope.

2.	When signing as attorney, executor, administrator, trustee, or guardian, please state full title. If more than one trustee, all should sign.

3.	If stock is held jointly, each owner should sign.